EXHIBIT 10.5

MORTGAGE PARTNERSHIP FINANCE®
INVESTMENT AND SERVICES AGREEMENT

(Participation Program Contribution)

This MORTGAGE PARTNERSHIP FINANCE (“MPF®”) Investment and Services Agreement (the “Agreement”) is entered into as of the 20th day of April, 2000, and is executed by the FEDERAL HOME LOAN BANK OF BOSTON (the “Boston Bank”), a corporation organized and existing under the laws of the United States of America, having its principal office at One Financial Center, 20th Floor, Boston, Massachusetts 02111 and the FEDERAL HOME LOAN BANK OF CHICAGO (the “MPF Provider”), a corporation organized and existing under the laws of the United States of America, having its principal office at 111 East Wacker Drive, Suite 800, Chicago, Illinois 60601.

RECITALS:

WHEREAS, the MPF Provider and Boston Bank are Federal Home Loan Banks (“FHLBs”) established under the authority of the Federal Home Loan Bank Act, 12 U.S.C. § 1421 et seq., to carry out a housing finance mission which includes supporting mortgage finance in a safe and sound manner;

WHEREAS, in support of its housing finance mission, the MPF Provider has developed the MPF Program, a financial services product whereby the MPF Provider funds residential mortgage loans (“Loans”) through its members acting as agents of the MPF Provider, or whereby the MPF Provider purchases Loans from its members, pursuant to separate Participating Financial Institution Agreements (“PFI Agreements”) with each participating member;

WHEREAS,  the Boston Bank wishes to provide its members access to the MPF Program, and is therefore willing (i) to fund Loans through its members acting as its agents pursuant to the MPF Program, (ii) to purchase Loans from its members pursuant to the MPF Program, and (iii) to have the MPF Provider operate and maintain the MPF Program for the benefit of the Boston Bank, in addition to the MPF Provider and any other FHLBs that are or may participate in the MPF Program; and

WHEREAS, the MPF Provider is willing (i) to make the MPF Program available to those Boston Bank members designated by the Boston Bank, and (ii) to operate and maintain the MPF Program for the benefit of the Boston Bank as well as itself and other FHLB participants in the MPF Program, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the parties contemplate entering into a participation pooling arrangement with other FHLBs whereby each FHLB that joins in the arrangement will contribute participation interests in MPF assets to a pool and in return will receive an interest in the total pool of participation interests; such arrangement is expected to supplement rather than supersede this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals, for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and the mutual covenants and conditions herein contained, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

“Administrative Costs” shall mean any and all liabilities, costs, expenses and disbursements which may be incurred or paid by the Boston Bank or the MPF Provider under or in the management of any PFI Agreement, Master Commitment, the Guides, any Loan or any Loan Documents, or any amendment, modification, supplement, restatement or waiver of any thereof, or in any action taken to collect the liabilities created under or in connection with any PFI Agreement, Master Commitment, the Guides, or any Loan or Loan Documents or to enforce or protect any collateral for such liabilities, for which no previous reimbursement has been made by or on behalf of the applicable Borrower or PFI, except those which one of the parties has specifically agreed to bear without reimbursement from the other party.

“Agency Loan” shall mean a Loan that is originated by a member of a FHLB as agent for that FHLB under the MPF Program and funded by that FHLB, and which is therefore owned by such FHLB from origination and is never owned by the member.

“Borrower” shall mean the obligor or obligors under any Loan.

“Business Day” shall mean any day that the MPF Provider is open for business.

“Clearing Account” shall mean the Boston Bank’s deposit account or accounts at the MPF Provider, pursuant to the MPF Provider standard agreement for such account(s) from time to time, for the clearing of debits and credits between the MPF Provider and the Boston Bank.

“Closed Loan” shall mean a Loan that was owned by a PFI prior to the sale of the Loan to a FHLB under the MPF Program.

“Custodian” shall mean, at any time, the custodian  to whom the MPF Provider delegates its duties and obligations under the MPF Program to hold the Loan Documents pertaining to the Program Loans.

“Customized Enhancement” shall mean a technical enhancement to the MPF Program system made at the request of an MPF Bank that solely benefits such MPF Bank.

“DDA Account” shall mean a transactional account with an MPF Bank or the MPF Provider.

“Default Rate” shall mean a rate equal to the then current 10 year U.S. Treasury note rate.

“Designated Delivery Commitment” shall mean each Delivery Commitment entered into by the Boston Bank on any Business Day after it has given a Liquidity Option Notice to the MPF Provider.

“FHLB Guide” shall mean the Guide for the MPF Banks published by the MPF Provider detailing policy and procedures among the MPF Banks for their participation in the MPF Program, as the same may be amended  after consultation with the MPF Banks from time to time, which FHLB Guide is hereby incorporated by reference into this Agreement.

“Guides” shall mean, collectively, the Origination Guide and the Servicing Guide promulgated by the MPF Provider for the MPF Program, as the MPF Provider may revise them from time to time.

“Liquidity Option MPF Participation Agreement” shall mean that certain agreement referenced in Section 5.10.2.

“Liquidity Option Notice” shall mean a notice to MPF Provider that the Boston Bank elects to participate to the MPF Provider a 100% participation interest in the Program Loans funded or purchased under any and all Delivery Commitments issued by the Boston Bank for the balance of the Business Day, and pursuant to which notice the MPF Provider shall acquire a 100% participation in such Program Loans; such Delivery Commitments will be issued in the Boston Bank’s name and the Program Loans funded or purchased thereunder will be 100% participated to the MPF Provider pursuant to the terms of the Liquidity Option MPF Participation Agreement.

“Loan” shall mean a residential loan made by a member bank to a Borrower that is evidenced by a promissory note and secured by a mortgage lien, deed of trust, security deed or other security instrument.

“Loan Documents” shall mean, for any Loan, the note, the mortgage or other security documents executed and delivered by the applicable Borrower and all other documents evidencing or securing such Loan, as the same may be amended, supplemented, modified or restated from time to time.

“Loan Recoveries” shall mean all payments and any other sums received with respect to a Program Loan, including, but not limited to, from the disposition of any collateral for such loan. Notwithstanding the foregoing, Loan Recoveries shall not include any amounts due to the seller of a Closed Loan for payment or sums due prior to the date of the purchase of such Closed Loan by the MPF Bank.

“Note” for any Loan shall mean the promissory note from the Borrower evidencing such Loan.

“Master Commitment” shall mean an agreement between an MPF Bank and its PFI pursuant to which the PFI agrees to originate Agency Loans for or sell Closed Loans  to such MPF Bank, credit enhance and service such Loans thereafter, in accordance with the Guides.

“Master Servicer” shall mean, at any time, the entity to which the MPF Provider delegates its duties and obligations under the MPF Program as the master servicer of  the Program Loans.

“MPF Banks” shall mean the Boston Bank and any other FHLB that has entered into an agreement with the MPF Provider to offer the MPF Program to their members.

“MPF Program” shall mean the MORTGAGE PARTNERSHIP FINANCE® Program of the MPF Provider, which is based upon the Guides, the PFI Agreements and the Master Commitments.

“Participation Share” shall mean the MPF Provider’s pro rata participation interest in the Program Loans the Boston Bank funds or purchases under the MPF Program (which is in addition to any participation interest granted to the MPF Provider pursuant to the Liquidity Option MPF Participation Agreement).

“PFI” shall mean a member of the MPF Bank  that is a “participating financial institution” that elects to participate in the MPF Program by executing a PFI Agreement with the MPF Bank.

“Program Contribution” shall have the meaning set forth in Section 2.2.(a).

“Program Loans” shall mean Agency Loans funded or Closed Loans purchased under the MPF Program.

“Servicer” shall have the meaning set forth in the PFI Agreement.

“Termination Event” shall mean any of the following:  (a) a court of competent jurisdiction determines that the FHLBs do not have the authority to offer the MPF Program; (b) the Federal Housing Finance Board orders or otherwise causes the MPF Banks to stop offering the MPF Program; (c) legislation is enacted which withdraws the FHLBs’ authority to offer the MPF Program; or (d) the MPF Program is conclusively determined to violate consumer or other federal or relevant state laws or otherwise does not comply with applicable law in a manner that materially affects the structure or processes of the MPF Program.

“Transaction Services Fee” shall mean, at any time, the fee charged by the MPF Provider to the MPF Banks for operational support provided by the MPF Provider in connection with Program Loans owned by such MPF Banks.

Other terms used herein shall be defined as set forth in this Agreement.  Any capitalized term used herein, which is not so defined, shall have the meaning ascribed to such term in the Guides.  The singular shall include the plural as the context may require.

ARTICLE II
TERM AND INVESTMENT SHARES

2.1.                              Term of Agreement.  Unless terminated earlier as provided in Section 7.2.2, the initial term of this Agreement shall be three (3) years ending on the third anniversary of the date of this Agreement and thereafter, this Agreement shall continue in force until terminated by either party giving the other ninety (90) days written notice.  Notwithstanding the foregoing, the obligations of the parties shall continue with respect to all Program Loans funded or purchased under this Agreement prior to the expiration of the initial term or any extended term, or prior to any termination pursuant to Article VII hereof.  Upon the termination of this Agreement for any reason, the Boston Bank agrees to use its best efforts to promptly return to the MPF Provider all marketing and operational materials previously provided by the MPF Provider unless other mutually acceptable arrangements have been made.

2.2.                              Program Contribution; Participation Share.  (a) A Program Contribution in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) is required for a FHLB to participate in the MPF Program, such Program Contribution being payable in installments as follows: (i) One Million Dollars ($1,000,000) upon the execution of a Services Agreement and (ii) Five Hundred Thousand Dollars ($500,000) upon the earlier to occur of (y) One Billion Dollars ($1,000,000,000) in Program Loans being funded or purchased under such Services Agreement or (z) the third anniversary of the execution of such Services Agreement.

(b)  In lieu of paying the Program Contribution and the Transaction Services Fee, the Boston Bank hereby agrees to grant the MPF Provider a Participation Share in the amount of a fifty percent (50%) interest in the first Five Hundred Million Dollars ($500,000,000) of Boston Bank Program Loans, and the MPF Provider agrees to acquire such Participation Share.

2.3.                              Option to Change Participation Share. After the earlier to occur of (i) the cumulative amount of assets transferred as a Participation Share equaling Two Hundred Fifty Million Dollars ($250,000,000), or (ii) the second anniversary of the date of this Agreement, the Boston Bank shall have the right to change the percentage of the MPF Provider’s Participation Share upon giving the MPF Provider thirty (30) days written notice, thereafter each Master Commitment executed with the  Boston Bank PFIs shall be subject to the Participation Share at the investment percentage specified in such notice (which may be zero). Subject to the provisions of Section 2.5., the MPF Provider will continue to provide operational support services for all Program Loans.

2.4.                              Transaction Services Fee.  Unless exempted under the provisions of Sections 2.2. or 2.5., the Boston Bank shall pay a monthly Transaction Services Fee in accordance with the schedule listed in Appendix A, to the MPF Provider as compensation for the transaction processing services to be provided to the Boston Bank, all payments to be made by the MPF Provider debiting the Boston Bank’s Clearing Account.  The Transaction Services Fee shall be calculated each month by multiplying (x) one-twelfth of the applicable annual rate by (y) the aggregate outstanding balance of the Boston Bank’s non-exempted Program Loans at the end of the previous month as reported by the Master Servicer.  The rates shown in Appendix A are annual rates. The rates shown in Appendix A may be adjusted annually to reflect any increases in the fees charged to the MPF Provider by the Custodian or Master Servicer.

2.5                                 Participation Share in Lieu of Transaction Services Fee.  If the Boston Bank elects to change the Participation Share under Section 2.3, as long as the MPF Provider’s Participation Share in the Program Loans funded or purchased under Master Commitments executed after the notice period required in Section 2.3, equals or exceeds twenty-five percent (25%), the MPF Provider will not charge the Boston Bank a Transaction Services Fee for such Program Loans, provided, however, that the MPF Provider may elect on sixty (60) days prior written notice to the Boston Bank to cease accepting a Participation Share in the Program Loans and instead to charge the Boston Bank the then applicable Transaction Services Fee for providing support services under this Agreement.

ARTICLE III
MARKETING TO BOSTON BANK PFIs

3.1.                        Designation of Boston Bank PFIs. The Boston Bank may market the MPF Program directly to its members or the Boston Bank may allow the MPF Provider’s MPF Marketing staff to make or participate in marketing and sales calls to those members designated by the Boston Bank.

3.2.                              Operational Training. From time to time the MPF Provider will provide training for those Boston Bank employees who will have responsibility for completing and administering PFI Agreements and Master Commitments in conjunction with the MPF Provider.  The training shall take place at the offices of the MPF Provider, unless the parties agree otherwise. The dates for such training shall be scheduled by mutual agreement.  The Boston Bank shall be responsible for selecting employees with adequate knowledge of the Boston Bank’s operations and systems, as well as residential mortgage originations and servicing.  The Boston Bank shall pay all travel and related expenses of its employees in connection with their attending training, and of the MPF Provider’s employees in connection with their providing training, if such training is provided at a location other than the MPF Provider’s offices.

3.3.                              Press Releases and Media Relations.  (a)  The MPF Provider agrees that during the term of this Agreement, it will provide the Boston Bank advance notice of all press releases and written communications with the media, concerning the Boston Bank’s or Boston Bank PFIs’ involvement with the MPF Program, and that it will not release or publish such items without the Boston Bank’s prior consent; provided however, that failure of the Boston Bank to respond to the notice of a communication by the close of the following Business Day after receipt shall be deemed to be consent to its publication.

(b)                                 The Boston Bank agrees that during the term of this Agreement, it will provide the MPF Provider advance notice of all press releases and written communications with the media, concerning the MPF Program, and that it will not release or publish such items without the MPF

Provider’s prior consent; provided however, that failure of the MPF Provider to respond to the notice of a communication by the close of the following Business Day after receipt shall be deemed to be consent to its publication.

ARTICLE IV
OPERATIONAL SYSTEMS

4.1.                              Loan Funding and Reporting Systems.  The MPF Provider shall work with the Boston Bank to develop an appropriate interface or method for receiving or sending data transmissions and reports to or from the MPF Provider.  Data regarding the Boston Bank PFIs and the Program Loans serviced by its PFIs will be processed on the same system the MPF Provider uses to process its own MPF Program data.  However, in connection with Agency Loans, the Boston Bank will be the undisclosed or disclosed principal in whose name Agency Loans will be funded.  Therefore, disclosures made to or by PFIs shall refer to the Boston Bank as the funding party notwithstanding the MPF Provider’s concurrent investment in its Participation Share of each Loan.

4.2.                              Program Enhancements.   The MPF Provider shall hold periodic meetings to discuss possible changes and enhancements to the MPF Program system and to prioritize the scheduling of any such enhancements.  Such meetings will be open to all FHLBs participating in the MPF Program, which wish to attend in person or telephonically.

4.3.                              Y2K Compliance. The MPF Provider represents and warrants to the Boston Bank that (i) the software used by the MPF Provider in providing ancillary support services with respect to the Program Loans being administered under the MPF  Program (the “Servicing Software”) will operate prior to, during and after December 31, 1999 without error relating to date data, including without limitation, date data which represents different centuries or more than one century, (ii) the Servicing Software will not operate abnormally or provide invalid or incorrect results as a result of date data representing different centuries or more than one century, (iii) the Servicing Software is designed to ensure year 2000 capability, including without limitation, date data recognition, calculations which accommodate same century and multi-century formulas and data values, and date data interface values that reflect the century, (iv) the Servicing Software will accurately and correctly manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormally functioning or ending scenario within the application or generate incorrect values or invalid results involving such dates, and (v) the Servicing Software will accurately process date/time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, and will accurately perform leap year calculations during and for the twentieth and twenty-first century, including the leap year 2000.  Notwithstanding any other provision in this Agreement to the contrary, the MPF Provider’s liability under this Section 4.3. shall be limited to direct compensatory damages and in no event shall the MPF Provider be liable under this Section 4.3. for consequential or punitive damages (except for willful misconduct or gross negligence on the part of the MPF Provider).

ARTICLE V
PARTICIPATION IN MPF PROGRAM

5.1.                              Services of the Custodian. (a) The MPF Provider shall act as the custodian for the Boston Bank with respect to all Loans funded or purchased by the Boston Bank pursuant to the MPF Program.  The MPF Provider may discharge this duty by entering into a custody agreement (a “Custody Agreement”) with Norwest Bank Minnesota, N.A. or any other entity which the MPF Provider deems qualified to act as the Custodian. Notwithstanding the MPF Provider’s delegation of its custodial obligations to the Custodian, the MPF Provider shall have direct and primary responsibility to the Boston Bank for the performance of the duties of the Custodian under the Custody Agreement.

(b)                                 The MPF Provider shall perform or cause to be performed the following custodial duties for the Boston Bank’s Program Loans, which shall be done in compliance with the provisions of the PFI Agreements and the incorporated Guides:

(i)                                     To hold the Loan Documents and any other documents or papers relating to a Loan deposited with the Custodian as an agent for and bailee of the Boston Bank;

(ii)                                  To review the documents received with respect to a Loan to confirm whether they comply with the MPF Program requirements;

(iii)                               To provide exception reports and status reports regarding Loan Documents as provided for in the FHLB Guide;

(iv)                              Upon the payment in full or the purchase by a PFI of a Loan, or as needed for servicing or foreclosure purposes, to release the Loan Documents to the Servicer or notify the Servicer that the Loan Documents are no longer held by the Custodian; and

(v)                                 To maintain or cause the Custodian to maintain customary fidelity and other insurance in connection with the performance of its obligations under the Custody Agreement.

(c)                                  In the event that the Custodian fails to produce a Loan Document when requested by the Servicer, and provided that (i) the Custodian previously acknowledged in writing that it had possession of such Loan Document, (ii) such Loan Document is not outstanding pursuant to a prior request for release from the Servicer, and (iii) such Loan Document was held by the Custodian on behalf of the Boston Bank (a “Custodial Delivery Failure”), then the MPF Provider shall, with respect to any missing Loan Document, furnish or cause the Custodian to furnish a lost Loan Document affidavit in a form reasonably satisfactory to the Boston Bank and to indemnify (such indemnification to survive any termination of the Custody Agreement) the Boston Bank and the Servicer, and their respective designees, harmless against any and all direct liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of such Custodial Delivery Failure, provided that neither the MPF Provider nor the Custodian shall be liable for consequential damages.

(d)                                 The MPF Provider shall forward from the Custodian, or cause the Custodian to deliver to the Boston Bank, such reports applicable to the Boston Bank’s Program Loans regarding Loan Documents received and the status of requests for missing loan files or missing documents as required to be provided in the FHLB Guide. The Custodian shall acknowledge that its holds the Loan Documents pertaining to Loans owned or held by the Boston Bank which come into its possession for the benefit of the Boston Bank, and shall dispose of the same only in accordance with instructions furnished by the MPF Provider on behalf of the Boston Bank. The Custodian shall not, however, be required to verify the validity, sufficiency or genuineness of any Loan Document.

5.2.                              Services of the Master Servicer. (a)   The MPF Provider shall act as the Master Servicer for the Boston Bank with respect to all Loans funded or purchased by the Boston Bank pursuant to the MPF Program.  The MPF Provider may discharge this duty by entering into a master servicing agreement (a “Master Servicing Agreement”) with Norwest Bank Minnesota, N.A. or any other entity which the MPF Provider deems qualified to act as the Master Servicer. The MPF Provider shall have direct and primary responsibility to the Boston Bank for the performance of the duties of the Master Servicer under the Master Servicing Agreement.

(b)                                 The MPF Provider shall perform or cause to be performed the following master servicing duties, which shall be done in compliance with the provisions of the PFI Agreements, the Guides, and the Servicing Agreements:

(i)                                     To supervise, monitor and oversee the servicing of the Loans and the performance of each Servicer of its services, duties and obligations under the Servicing Guide;

(ii)                                  To receive and review all reports and data that are provided and are deliverable under the Servicing Guide by each Servicer:

(iii)                               To collect information, reconcile such information with each Servicer, and submit reports pertaining to the Loans and any funds due with respect thereto, to the Boston Bank as provided for in the FHLB Guide;

(iv)                              To recommend to the Boston Bank corrective action to be taken relative to any Servicer that fails to comply with the terms and conditions of the Servicing Guide with respect to defaulted Loans or the property encumbered as security for Loans;

(v)                                 To notify the Boston Bank in the event a Servicer has materially or consistently defaulted under the Servicing Agreement or Servicing Guide and to advise the Boston Bank of its recommended response to the default, and to assist the Boston Bank in working with such Servicer to cure any such defaults expeditiously;

(vi)                              To maintain or cause the Master Servicer to maintain customary fidelity and other insurance in connection with the performance of the obligations under the Master Servicing Agreement;

(vii)                           To make its books and records relating to the services performed under the Master Servicing Agreement or those of the Master Servicer accessible for inspection and copying by the supervisory agents and examiners of the Federal Housing Finance Board and by the Boston Bank at any time during normal business hours.

Notwithstanding the MPF Provider’s delegation of master servicing obligations to the Master Servicer pursuant to the Master Servicing Agreement, the MPF Provider shall not be relieved from its master servicing obligations hereunder, and the MPF Provider shall remain obligated and primarily liable to the Boston Bank for the master servicing of the Loans in accordance with the provisions of this Agreement, provided, however, that the MPF Provider’s liability arising from or related to its master servicing obligations under this Section 5.2 shall be limited to solely liability resulting from the MPF Provider’s or Master Servicer’s negligence or willful misconduct.

5.3.                              Acknowledgements. The MPF Provider shall provide copies of the Custodian’s and Master Servicer’s acknowledgments that the Boston Bank is an intended third party beneficiary of the agreements between the Custodian and the MPF Provider and between the Master Servicer and the MPF Provider, respectively.

5.4.                              Approval of Boston Bank PFIs. The MPF Provider and the Boston Bank shall jointly determine the first fifteen (15) Boston Bank members through which Loans will be originated or from which Loans will be purchased pursuant to the MPF Program. Thereafter, the Boston Bank shall continue to supply the MPF Provider a copy of each member’s PFI application, or portion thereof as specified in the FHLB Guide, prior to approving any of its members as a PFI.  If the MPF Provider objects to the approval of any member as an Originator and/or Servicer within the time period provided in the FHLB Guide, then the parties agree to have the suitability of the Boston Bank member reviewed by KPMG Peat Marwick LLP or such other third party agreed to by the parties, and they both agree to abide by the determination of such auditor to either approve or deny the application of such member to become a Boston Bank PFI.  The costs of such review and recommendation shall be paid by the Boston Bank unless the parties agree otherwise.  The Boston Bank shall enter into a PFI Agreement in the form provided by the MPF Provider with each such member in order for its member to be deemed a “PFI” under this Agreement. The Boston Bank shall use the most current form of PFI Agreement as supplied to it by the MPF Provider when executing a PFI Agreement with a member.

5.5.                              Creditworthiness of PFIs.  Because the financial condition of a PFI may impact the quality of its servicing, the Boston Bank shall supply information as requested by the MPF Provider for evaluating the creditworthiness of each Boston Bank PFI to provide the credit enhancement required of such PFI under the MPF Program, consistent with applicable law and regulation. The Boston Bank shall promptly inform the MPF Provider or any participant in the Program Loans, of any material adverse changes in the financial condition of any Boston Bank PFIs of which it becomes aware. The Boston Bank understands and acknowledges that the performance of each PFI is a risk incident to originating or purchasing Loans pursuant to the MPF Program, and that the profitability of such investments is contingent, in part, on the creditworthiness of the PFIs.

5.6.                              Training of Boston Bank PFIs.  If requested in writing by the Boston Bank, the MPF Provider shall train the personnel of the PFIs to enable them to participate in the MPF Program as Originators (defined in the Guides), sellers and Servicers in accordance with the Guides.  The costs and expenses of MPF Provider’s personnel shall be paid for by the Boston Bank for any training supplied by the MPF Provider. All PFI training materials shall be supplied by or approved by the MPF Provider.

5.7.                              MPF Program Materials.  Any MPF Bank may submit requests for revisions to the PFI Agreements, the Guides and other MPF Program documents at any time.  The MPF Provider may revise the form of the PFI Agreements, the Guides or any other MPF Program document at any time, provided that the effective date of changes to the Guides may be delayed to allow appropriate time for the MPF Bank and/or the PFIs to make changes to their systems.  The MPF Provider shall send revisions to the Guides directly to the Boston Bank PFIs.

5.8.                              Support of Boston Bank PFIs. The MPF Provider shall be responsible for providing operational support to all MPF Banks’ participating members by establishing an MPF Program Service Center (“Service Center”) that can be reached by means of toll-free telephone and facsimile numbers and will be staffed by MPF Provider personnel during such hours as may be agreed to by the parties from time to time. The MPF Provider shall ensure that the Service Center is adequately staffed to fully service the Boston Bank PFIs in a commercially reasonable manner and with no less service than the MPF Provider is providing to its own participating members. The MPF Provider shall  provide the data transmissions and reports as required by the FHLB Guide.

5.9.                              Execution of Master Commitments. The Boston Bank will establish the Spread Account/First Loss Account percentage, the Maximum Credit Enhancement Amount and the credit enhancement fee for each Master Commitment in accordance with the FHLB Guide, and notify the MPF Provider of the same.  The Service Center’s personnel will be responsible for entering each Master Commitment into the MPF Program system. All Participation Shares or any other participation interest shall be set for each Master Commitment and may not be changed for that Master Commitment once Program Loans have been funded or purchased thereunder, with the exception of interests created under Designated Delivery Commitments.

5.10.                        Delivery Commitments; Pricing.

5.10.1. Pricing of Loans.  Pursuant to the delegation of pricing authority established by the Federal Housing Finance Board in Resolution No. 99-50, dated October 4, 1999, the Boston Bank has elected to utilize the pricing methodology developed by the MPF Provider, provided that such methodology shall not be modified without prior notice to the Boston Bank.  Thus, the MPF Provider shall be responsible for the calculation and publication of the prices applicable to both Agency Loans and Closed Loans.

5.10.2.  Delivery Commitments. (a) As provided in the Guides, the MPF Provider’s Service Center will publish Rate and Fee Schedules for Agency Loans and

Closed Loans not purchased in bulk transactions. Rate and Fee Schedules for Closed Loans purchased in bulk transactions may be calculated by the MPF Provider separately for each Delivery Commitment. Rate and Fee Schedules are subject to change as provided for in the Guides. The Boston Bank PFIs will contact the Service Center to obtain and fill Delivery Commitments. The Service Center will provide reports and loan data transmissions concerning all Delivery Commitment activities of the Boston Bank PFIs to the Boston Bank at the times and in the manner provided in the FHLB Guide.  The funding and purchasing of Program Loans will be processed through a PFI’s DDA Account with the Boston Bank. The Service Center shall compute any Pairoff Fees that are owed to the Boston Bank by any PFI and will report these amounts to the Boston Bank. The Boston Bank shall be responsible for collecting Pairoff Fees from its PFIs and disbursing the same to itself and its participants (including the MPF Provider), as applicable.

(b)                                 (i)                                     At any time when outstanding Program Loans funded or purchased pursuant to this Agreement (regardless of the issuance of any participation interests therein) are less than One Billion Dollars ($1,000,000,000), the Boston Bank shall have the right to identify Designated Delivery Commitments by giving a Liquidity Option Notice to the MPF Provider.  Pursuant to the issuance of such Liquidity Option Notice, the MPF Provider hereby agrees to acquire a 100% participation in the Program Loans funded or purchased under any Delivery Commitments requested by the Boston Bank’s PFIs, such Delivery Commitments shall be issued as Designated Delivery Commitments.

(ii)                                  If outstanding Program Loans funded or purchased pursuant to this Agreement (regardless of the issuance of any participation interests therein) equal or exceed One Billion Dollars ($1,000,000,000), the MPF Provider may, at its sole discretion either accept in writing a Liquidity Option Notice from the Boston Bank and acquire a 100% participation in such Designated Delivery Commitments, or advise the Boston Bank that it elects to treat the Liquidity Option Notice as the Boston Bank’s election not to issue any Delivery Commitments for the remainder of that Business Day.  In such later case, the MPF Provider shall cancel all prices published on behalf of the Boston Bank until the next Business Day.

(iii)                               Any Liquidity Option Notice must be given to the MPF Provider as provided for in the FHLB Guide. The MPF Provider’s 100% participation in the Program Loans funded or purchased under Designated Delivery Commitments shall be pursuant to a Liquidity Option MPF Participation Agreement, which shall be in a form mutually acceptable to the parties.

5.11.                        Quality Control and Loss Mitigation.  The MPF Provider will perform the same level of quality control review and loss mitigation oversight for the Boston Bank’s Program Loans as it performs for its own Loans and will communicate the results of its quality control activities and loss mitigation oversight promptly to the persons designated by the Boston Bank to receive such reports. Consistent with applicable law and regulation, the Boston Bank agrees to provide information to the MPF Provider for monitoring the PFIs’ origination and servicing activities. The Boston Bank agrees to administer its PFI Agreements in accordance with their terms, including the Guides and all incorporated documents.  The Boston Bank hereby acknowledges that the MPF Provider, as the drafter of the MPF Program documents, can provide a definitive interpretation of such documents in the event of conflict with a PFI over their meaning. The obligation of the Boston Bank to manage the PFIs’ origination and servicing activities with respect to Program Loans shall survive termination of this Agreement.

5.12.                        Transactional Relationships.

5.12.1.  Maintenance of Accounts at the MPF Provider.  The Boston Bank will establish and maintain the Clearing Account with the MPF Provider.

5.12.2.  Funding of Payment Obligations. The MPF Provider agrees to fund its share of all Program Loans through the Boston Bank’s Clearing Account with the MPF Provider which obligation shall be fulfilled by its funding the Clearing Account with same day funds from time to time in amounts sufficient to cover its contractual obligations. The MPF Provider hereby consents to the Boston Bank withdrawing funds from the Clearing Account from time to time to satisfy the MPF Provider’s obligations to fund its share of Program Loans and any other obligation under this Agreement. The Boston Bank hereby consents to the MPF Provider withdrawing funds from the Clearing Account from time to time to satisfy the Boston Bank’s obligations to pay any fees and any other obligation under this Agreement.

5.12.3.  Interest on Clearing Account.  The MPF Provider will credit to the Boston Bank’s Clearing Account interest on the outstanding balance thereof from time to time at the rate of interest paid by the MPF Provider to all MPF Banks under the MPF Program, as the same is published in the FHLB Guide from time to time (the “MPF Bank Rate”).  Until such time as the MPF Bank Rate is published in the FHLB Guide, the MPF Bank Rate, for any day, shall be equal to the MPF Provider’s Fed Funds Rate for that day less 5 basis points (0.05%). For purposes of this Agreement, the term “Fed Funds Rate” shall mean, for any day, a rate equal to the weighted average rate the MPF Provider earns on its overnight investments in the federal funds market, determined as of the close of business for that day. In the event that any withdrawal from the Boston Bank’s Clearing Account shall cause the balance in such account to become negative, such deficit shall be deemed a loan from  the MPF Provider to the Boston Bank, payable upon demand and bearing interest at a the rate charged by the MPF Provider to all MPF Banks under the MPF Program, as the same is published in the FHLB Guide from time to time (the “MPF Bank Default Rate”). Until such time as the MPF Bank Default Rate is published in the FHLB Guide, the MPF Bank Default Rate, for any day, shall be equal to the MPF Bank Rate for that day plus 200 basis points (2.0%).

5.13.                        Relationship of the Parties; Restrictions on Transfers. (a) The MPF Provider or its designee will hold the Loan Documents pertaining to the Boston Bank Program Loans in the same manner as it holds Loan Documents pertaining to its own Program Loans.  The Boston Bank will receive and hold all receipts and collections with respect to the Program Loans funded through or purchased from the Boston Bank PFIs, for the benefit of itself, the MPF Provider and any other participants who may invest therein, in accordance with their respective interests in the Loans.  Except to the extent of its obligations under Section 5.1, the MPF Provider shall have no fiduciary duty to the Boston Bank.  Except to the extent of its obligations under Sections 6.4.1. and 7.3., the Boston Bank shall have no fiduciary duty to the MPF Provider.  The Boston Bank and the MPF Provider agree that their respective decisions to invest in their respective shares of the Program Loans to be funded or purchased under each Master Commitment shall be independent credit decisions.

(b)                                 Notwithstanding the foregoing, the Boston Bank agrees that it will not sell or transfer any of its interests in Program Loans or its rights under this Agreement, or any portion of any thereof, except (i) to another FHLB, (ii) to an institutional third party investor approved of in writing by the MPF Provider, which approval shall not be unreasonably withheld, or (iii) to the PFIs providing the credit enhancement for such Program Loans, provided, however, servicing must be provided by a PFI or an MPF Program approved Servicer, and the Boston Bank shall continue to monitor the creditworthiness of  its PFIs and, when appropriate to protect the interests of the holders of the Program Loans, demand and hold collateral to secure any of its PFIs’ obligations under their respective PFI Agreements.  The MPF Provider will continue to provide reports defined by Master Commitment.

5.14.                        Memo Spread Account/First Loss Account Allocations. The MPF Provider and the Boston Bank shall each maintain their own respective loan loss reserves with respect to the Program Loans.  The Spread Account/First Loss Account for each Master Commitment (which is an off balance sheet contingent liability) will be allocated between the parties based upon their pro rata interests in such Master Commitment.

5.15.                        Rescission of Payments.  If all or part of any payment of Loan Recoveries or other amounts paid to the Boston Bank is rescinded or must otherwise be returned for any reason and if the Boston Bank has paid to the MPF Provider its pro rata share thereof, then the MPF Provider shall pay to the Boston Bank an amount equal to the MPF Provider’s pro rata share of the amount which was rescinded or which must be so returned by the Boston Bank in accordance with the requirements of the FHLB Guide.  The MPF Provider shall also pay to the Boston Bank any interest on such Loan Recoveries which was also rescinded or must be returned.

ARTICLE VI
REPRESENTATIONS AND COVENANTS

6.1.                              Participation Share and Management of Assets.

6.1.1.  Participation Share. Notwithstanding the Boston Bank obligations under Delivery Commitments to fund Agency Loans, the MPF Provider will become vested in its Participation Share in each such Agency Loan concurrent with the funding of said loan, and without the need for further documentation, upon the deposit by the MPF Provider of its Participation Share to the Boston Bank’s Clearing Account.  Upon purchase of each Closed Loan by the Boston Bank and the deposit by the MPF Provider of its Participation Share of such Closed Loan to the Boston Bank’s Clearing Account, the MPF Provider shall, without the need for further documentation, become vested in its Participation Share of such Closed Loan.

6.1.2.  Management of Assets. The PFIs are obligated under the terms of the PFI Agreements to perform all customary servicing functions, including loss mitigation and property disposition, with respect to the Program Loans.  The Boston Bank shall have the responsibility to protect its Program Loans by enforcing the terms of the PFI Agreement and PFIs compliance with the Guides, on behalf of itself and the MPF Provider. Except for funds received from the MPF Provider, if the Boston Bank shall in any manner receive any Loan Recoveries or property in connection with any such Loan, including but not limited to payments from PFIs or the proceeds of collateral pledged by PFIs to secure their respective obligations under PFI Agreements, the Boston Bank shall transfer to the MPF Provider its pro rata share of all such receipts as provided in the FHLB Guide.

6.1.3.  Sharing in the Assets.  The Boston Bank and MPF Provider shall be entitled to their respective pro rata shares of all principal, interest and other recoveries received relative to each of the Boston Bank Program Loans subject to their respective pro rata obligations with respect to the (i) the credit enhancement fees payable under the applicable PFI Agreement, (ii) Realized Losses defined in the applicable PFI Agreement, (iii) Agent Fees under the PFI Agreement and all other costs and expenses incurred or payable for the management of the asset, with respect to such Loan or the PFI Agreement to which such Loan relates, and (iv) Administrative Costs in connection with such dispositions that are in excess of the Spread Account/First Loss Account and the Credit Enhancement provided by the  PFI.

6.2.                              Risk of Loss.  (a) The Boston Bank assumes all risk of loss in connection with retaining its share of each Boston Program Loan, and its execution of each PFI Agreement and each Master Commitment except for any losses arising directly from the negligence or willful misconduct of the MPF Provider in its provision of services pursuant to this Agreement or breach of its fiduciary duties; provided, however, that such assumption of risk is not intended to waive or release the liability of any person who is not a party to this Agreement.  The Boston Bank acknowledges that it is familiar with the Guides and the FHLB Guide and the operation of the MPF Program as described therein.

(b)                                 The MPF Provider assumes all risk of loss in connection with the investment in its Participation Share of each Boston Bank Program Loan, except for any losses arising directly from the negligence or willful misconduct of the Boston Bank in the performance of its obligations under this Agreement or breach of its fiduciary duties; provided, however, that such assumption of risk is not intended to waive or release the liability of any person who is not a party to this Agreement.

6.3.                              Loan Recoveries.

6.3.1.  Application of Loan Recoveries.  All Loan Recoveries received in connection with each Loan shall be applied as provided in the Loan Documents if specific provision is made therefor, or otherwise in the following order of priority:

(a)                                  to the payment of all Administrative Costs, if any;

(b)                                 to the payment of any amounts payable by the Borrower pursuant to any Loan Document (other than the payment of interest or principal) to protect the interests of the holder of the Loan and to the repayment of any amount permitted to be paid by the lender under the Loan Documents and actually paid by the PFI, the Boston Bank or the MPF Provider (such as past due taxes not paid by Borrower), if any;

(c)                                  to the payment of all interest due and payable on the Note; and

(d)                                 to the payment of principal of the Note.

Notwithstanding any other term or condition in this Agreement, in the event that any party has advanced moneys with respect to items (a) and (b) above, the party that has advanced such fees shall be reimbursed by the other according to its pro rata share of said advances.

6.3.2.  Default by Borrowers or PFIs; Enforcement. (a) The parties are entitled to assume that no Borrower or PFI default or event which, with the giving of notice or lapse of time, or both, would constitute such a default, has occurred and is continuing unless the parties (i) have actual knowledge of such default or event, or (ii) have been notified in writing that such a default or event has occurred.

(b)                                 Under the terms of the PFI Agreement, the PFI shall be responsible for taking whatever action that is appropriate to enforce the rights and remedies accruing on account of such Borrower default. The Boston Bank shall be responsible for taking whatever action that is appropriate to enforce the rights and remedies accruing on account of any PFI default. All related costs and expenses of such enforcement are Administrative Costs and are subject to the terms of Section 6.1.3.

(c)                                  If any Borrower or PFI fails to pay taxes, assessments, insurance premiums or any other charges or expenditures for which such Borrower or PFI is responsible, the Boston Bank may, but shall not be required to, advance the necessary amounts or make such expenditures.

6.4.                              Boston Bank’s Covenants. The Boston Bank covenants and agrees as follows:

6.4.1.  Collateral for Credit Enhancement  The Boston Bank holds for its, the MPF Provider’s and any other investors’ proportional benefit the proceeds of all collateral provided from time to time by each Boston Bank PFI under its PFI Agreement or any other credit agreement, securing performance and payment of the credit enhancement obligations of the PFI under its PFI Agreement. The parties acknowledge that (i) a security interest in a PFI’s assets under the PFI Agreement is obtained by the incorporation by reference into that document of the PFI’s advances and security agreement executed with the Boston Bank (the “Security Agreement”), and (ii) pursuant to the Security Agreement, all collateral subject to the security interest created thereby secures all the obligations of a PFI to the Boston Bank on a pari passu basis, which include the credit enhancement and other obligations arising under the PFI Agreement and any advances made by the Boston Bank or MPF Provider, unless (x) collateral is specifically pledged to secure the PFI’s credit enhancement obligations under the PFI Agreement or some other specific obligation, and (y) the MPF Provider is notified of the specific collateral pledge, in which case, the specifically pledged collateral will first secure the specifically collateralized obligation.

6.4.2. Use of Proprietary Information and Confidentiality.  The Boston Bank has been and may hereafter be furnished with certain materials and information relating to the MPF Program that are confidential and proprietary information of the MPF Provider (collectively, the “Confidential Information”). The Boston Bank agrees (i) to keep the Confidential Information confidential using reasonable means, not less than those used to protect its own proprietary material, (ii) to not disclose the Confidential Information to any one other than (solely in connection with the MPF Program) to its officers or employees who have a need to know its contents to perform their duties for the Boston Bank and to those third party agents who have signed confidentiality agreements protecting the MPF Provider, in form and substance reasonably satisfactory to the MPF Provider, and (iii) upon completion of its use of the Confidential Information or at any time upon the MPF Provider’s request, to promptly return the Confidential Information to the MPF Provider, including all copies made thereof in any format and all notes pertaining to the same.  The Boston Bank further agrees that if it is served with process or any other governmental or regulatory request for the Confidential Information, it will immediately notify the General Counsel of the MPF Provider as provided in the FHLB Guide, prior to complying with such process, order or request, unless prohibited by applicable law, regulation or court order. The term “Confidential Information” does not include information that (a) is or becomes publicly known or enters the public domain; or (b)(i) was available to the Boston Bank prior to its disclosure to the Boston Bank by the MPF Provider or (ii) becomes available to the Boston Bank from a source other than the MPF Provider, provided that such source is not known by the Boston Bank to be subject to another confidentiality agreement with the MPF Provider.

Nothing in this Agreement in intended to limit or prohibit the Boston Bank from developing or participating in a program or offering a product that resembles or competes with the MPF Program except to the extent that Confidential Information may not be used by the Boston Bank or anyone receiving Confidential Information from the Boston Bank to develop or assist in the development of any program or product that resembles or competes with the MPF Program and that the use of Confidential Information is subject to the terms of this Section 6.4.2

6.4.3.                     Use of Intellectual Property. The MPF Provider hereby licenses to the Boston Bank the limited right to use the trademarks “MORTGAGE PARTNERSHIP FINANCE” and “MPF” (individually, a “Mark” and together, the “Marks”) subject to the following terms and conditions:

(i)                                     The term of this license shall be the same as this Agreement. Upon termination of this license, all rights in and to the Marks shall automatically revert to the MPF Provider.

(ii)                                  When using either of the Marks in any external communications, including letters, agreements, program descriptions and marketing materials, the Boston Bank agrees to adhere to the standards governing the use of the Marks set forth in the FHLB Guide.

(iii)                               The MPF Provider reserves the right to inspect or monitor the use of the Marks and the services provided in connection with the Marks to assure compliance with this Agreement and the FHLB Guide.

(iv)                              The Boston Bank hereby recognizes the value of the goodwill associated with the Marks and acknowledges that all rights in and to the Marks belong exclusively to the MPF Provider and that the Marks may have acquired secondary meaning in the mind of the public.  The Boston Bank agrees, during the term of this Agreement and thereafter, never to attack or assist any one else in attacking the rights of the MPF Provider in the Marks or the validity of the license of the Marks being granted herein.

6.5.                              Authorization and Enforceability Representations. Each of the parties hereby represents to the other party hereto that (i) all necessary corporate and other action has been taken to authorize it to execute, and to perform its obligations under, this Agreement, and (ii) all necessary regulatory approvals to engage in the MPF Program have been obtained and (iii) this Agreement is the legal, valid and binding obligation of such party, enforceable against it.

6.6.                              MPF Provider Representations and Warranties.  In addition to the above representations, the MPF Provider represents to the Boston Bank and warrants that the MPF Program is fully compliant with all state and federal laws, including consumer laws, and federal banking regulatory rules and regulations, except for any ruling arising in Texas Savings & Community Bankers Assoc., et al. v. Federal Housing Finance Board, Case No. A 97 CA 421SS (W. Dist. Texas).  Further, the MPF Provider represents to the Boston Bank and warrants that all copyrights, trademarks, service marks, patents and other intellectual property rights used in the MPF Program do not infringe upon the rights of any third parties.

6.7.                              Boston Bank’s Indemnification Obligation. The Boston Bank acknowledges that the ability to participate in the MPF Program will be based upon its representations and warranties set forth above, and the Boston Bank agrees to indemnify, defend and hold harmless the MPF Provider, its affiliates and each stockholder, director, officer, employee and agent, if any, thereof from and against any and all loss, damage, liability or expense, including (without limitation) costs and attorneys’ fees and expenses, to which it may be put or which it may incur by reason of, or in connection with, any misrepresentation made by the Boston Bank in this Agreement, or any breach by Boston Bank of its warranties set forth in this Agreement.  The Boston Bank’s indemnification under this section does not include any loss, damage, liability or expense arising out of any litigation challenging the authority of the MPF Provider to engage in the MPF Program, including Texas Savings & Community Bankers Assoc., et al. v. Federal Housing Finance Board, Case No. A 97 CA 421SS (W. Dist. Texas).

6.8.                              MPF Provider’s Indemnification Obligation.  The MPF Provider agrees to indemnify, defend and hold harmless the Boston Bank, its affiliates and each stockholder, director, officer, employee and agent, if any, thereof from and against any and all loss, damage, liability or expense, including (without limitation) costs and attorney’s fees and expenses, to which it may be put or which it may incur by reason of, or in connection with, any misrepresentation made by the MPF Provider in this Agreement, or any breach by MPF Provider of its warranties set forth in this Agreement.  The indemnification under this section does not include any loss, damage, liability or expense arising out of any litigation challenging the authority of the MPF Provider to engage in the MPF Program, including Texas Savings & Community Bankers Assoc., et al. v. Federal Housing Finance Board, Case No. A 97 CA 421SS (W. Dist. Texas).

6.9.                              Review of Accounting Books and Records.  From time to time upon reasonable advance request, either party shall be entitled to review, at its cost, the accounting books and records of the other party with respect to the Boston Bank’s participation in the MPF Program. Both parties agree and acknowledge that the other party need not provide copies of or information pertaining to confidential bank examiner’s reports.

ARTICLE VII
TERMINATION

7.1.                              Events of Default.  It shall be an Event of Default under this Agreement if either party fails to perform its obligations or breaches any of its covenants under this Agreement and such failure to perform or breach is not cured (i) within sixty (60) days from the date the non-breaching party gives written notice of such default, if the default is capable of being cured within such time limit, or (ii) within a reasonable time after notice if the cure is commenced within the sixty (60) day period and diligently pursued thereafter.

7.2.                              Termination and Other Remedies.

7.2.1.  Remedies for the Boston Bank’s Default.  Without limiting the effect of Section 6.7, upon the occurrence of an Event of Default caused by the Boston Bank, (i) the Boston Bank shall, at the option of the MPF Provider, cease issuing new Master Commitments under the MPF Program, provided that all other provisions of this Agreement shall remain in full force and effect for the Boston Bank’s outstanding Program Loans (including Program Loans funded or purchased under existing Master Commitments), and (ii) the Boston Bank shall pay to the MPF Provider an amount equal to the MPF Provider’s actual and direct damages arising from the Event of Default, but the Boston Bank shall have no responsibility for any consequential or punitive damages.

7.2.2.  Remedies for the MPF Provider’s Default or for a Termination Event.  Without limiting the effect of Section 6.8., upon the occurrence of an Event of Default caused by the MPF Provider or a Termination Event, (i) the Boston Bank shall have the right to cease issuing new Master Commitments, provided that all other provisions of this Agreement shall remain in full force and effect for the Boston Bank’s outstanding Program Loans (including Program Loans funded or purchased under existing Master Commitments) except (ii) the Transaction Services Fee for support services provided by the MPF Provider shall be at a rate equal to the lesser of (a) the rate described in Section 2.4., or (b) the MPF Provider’s costs of providing such services to the Boston Bank, subject however, to the provisions of Sections 5.11, 6.7. and 7.3., and (iii) the MPF Provider shall pay to the Boston Bank an amount equal to the Boston Bank’s actual and direct damages arising from the Event of Default, but the MPF Provider shall have no responsibility for any consequential or punitive damages.  For purposes of this Section 7.2.2., the MPF Provider’s costs in providing support services shall be calculated on a pro rata basis for all Loans in the MPF Program rather than on a marginal basis, and shall include all costs and expenses incurred in improving the MPF System, whether or not such charges are considered capital improvements or chargeable over more than one accounting period.

7.3.                              Obligations Regarding PFIs; Support for Program Loans. (a) The Boston Bank’s covenant to monitor the credit and collateral of PFIs set forth in Section 6.4. and the Boston Bank’s obligations set forth in this Section 7.3. shall apply and shall survive the expiration or termination of this Agreement as well as the sale of the Program Loans by the Boston Bank.

(b)                                 The Boston Bank hereby acknowledges that the MPF Provider has the need to have the credit enhancement obligations of any PFI relating to Program Loans in which the MPF Provider has an interest secured if the creditworthiness of the PFI should become impaired. The Boston Bank agrees to notify the MPF Provider of any material adverse changes in the financial condition of those PFIs who provide credit enhancements for any Program Loans in which the MPF Provider has an interest, and to share relevant credit assessments and information on those PFIs with the MPF Provider.

(c)                                  The Boston Bank agrees to call and hold for the benefit of the MPF Provider and any other participants collateral as may be necessary to secure the obligations of the Boston Bank PFIs under their respective PFI Agreements to maintain the value of such PFI obligations.

7.4.                        Costs of Enforcement. Each party agrees to bear its own share of any and all liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees and other legal expenses) incurred by it in any effort to collect any amounts payable hereunder to it by the other party.

7.5.                              Exculpation of Parties. Neither party nor any of its shareholders, directors, officers, employees or agents shall be liable to the other for any obligation, undertaking, act or judgment of any Borrower, any PFI, any guarantor or any other person, or be bound to ascertain or inquire as to the performance or observance by any PFI of any provision of any PFI Agreement, Master Commitment, the Guides, any Loan or any of the Loan Documents.

ARTICLE VIII
MISCELLANEOUS

8.1.                              Notices.  Whenever notice is required under this Agreement or by applicable law, it must be given as described in this section, unless otherwise expressly provided in this Agreement.  All demands, notices and communications under this Agreement shall be in writing (except as expressly provided in Section 8.2. below) and shall be (i) delivered in person, (ii) sent by certified United States mail, postage prepaid, return receipt requested, (iii) sent by facsimile transmission, or (iv) sent through a nationally recognized overnight delivery service, addressed at the applicable party’s address, delivery fee prepaid.  Any such notice shall be deemed delivered upon the earlier of actual receipt and, in the case of notice by United States mail, three Business Days after deposit with the United States post office, and in the case of notice by overnight courier, the Business Day immediately following the date so deposited with the overnight delivery service.

8.2.                              The Guides and Other Documents.  Copies of the Guides, including (without limitation) any amendments or supplements, or of any changes or pronouncements with respect thereto, shall be provided from time to time by the MPF Provider, at its option, either (a) by regular mail or otherwise, or (b) electronically to the Boston Bank.

8.3.                              Addresses.  For purposes of this Agreement, the address, telephone and facsimile numbers for the Boston Bank and the electronic transmission information for the Boston Bank are as set forth below its signature to this Agreement.  For purposes of this Agreement, the address, telephone and facsimile numbers for the MPF Provider and the electronic transmission information for the MPF Provider are as set forth in the FHLB Guide. Any such change must be given in writing and given in accordance with the provisions of Section 8.1 or as published in the FHLB Guide from time to time, but shall be effective only upon actual receipt.

8.4.                              Effect of Agreement.  The MPF Provider will have no obligation or responsibility to the Boston Bank except as specifically stated herein. This Agreement constitutes the entire agreement among the parties, and no representation, promise, inducement or statement of intent has been made by the MPF Provider to the Boston Bank which is not embodied in this Agreement and the incorporated FHLB Guide.

8.5.                              Execution in Counterparts; Facsimile Execution Permitted.  This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original and all of which, taken together, shall constitute but one and the same Agreement.  The parties further agree that this Agreement and signature pages thereof may be transmitted between them by facsimile machine and that counterpart facsimile copies are included in the Agreement.  The parties intend that faxed signatures may constitute original signatures and that a faxed signature page containing the signature (original or faxed) of all parties is binding on the parties.

8.6.                              Governing Law.  This Agreement shall be a contract made under, and governed in every respect by, the internal laws (and not the conflicts law) of the State of Illinois and applicable federal law.

8.7.                              Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

8.8.                              Successors and Assigns.  Subject to the terms of Section 5.13., this Agreement shall be binding upon and inure to the benefit of the MPF Provider and the Boston Bank and their respective successors and permitted assigns. Nothing contained in this Agreement shall limit the right of the MPF Provider to transfer participation interests in its Participation Share in Program Loans that were funded or purchased under PFI Agreements with the Boston Bank.

8.9.                              Waivers and Amendments. No delay on the part of the either party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by one party of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment to, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless in writing and executed and delivered by the MPF Provider and the Boston Bank.

8.10.                        References to Sections, Exhibits and Agreement; Captions.  Unless otherwise indicated either expressly or by context, any reference in this Agreement to a “Section” or “Exhibit” shall be deemed to refer to a Section of or Exhibit to this Agreement.  All references herein to this “Agreement” shall, as of any time after the date hereof, be deemed to include all amendments hereto which have been made prior to such time in accordance with Section 8.9.  Article and Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

8.11.                        Specific Performance.  The parties hereto recognize and agree that it may be impossible to measure in money the damages which will accrue to any party hereto or its successors or assigns by reason of a failure to perform any of the obligations arising under this

Agreement.  Therefore, if a party or its successors or assigns shall institute any action or proceeding to enforce any provision hereof, any party against whom such action or proceeding is brought hereby agrees that specific performance may be sought and obtained for any breach of this Agreement, without the necessity of providing actual damages.

8.12.                        Mediation of Disputes; Jurisdiction and Venue.  (a)  Neither the Boston Bank nor the MPF Provider shall institute a proceeding before any tribunal to resolve any controversy or claim arising out of or relating to the Agreement, or the breach, termination or invalidity thereof (a “Dispute”), before such party has sought to resolve the dispute through mediation.  If the parties do not promptly agree on a mediator, either party may request the then Chairman of the Board of the Federal Housing Finance Board to appoint a mediator.  All mediation proceedings under the Agreement shall be held in Washington, D.C. or such other location as the parties may agree upon.  If the mediator is unable to facilitate a settlement of the Dispute within a reasonable time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and the complaining party may then pursue any other remedy available to it at law or in equity.  The fees and expenses of the mediator shall be paid by the party initiating mediation, unless the parties agree otherwise.

(b)                                 The Boston Bank hereby consents to the exercise of jurisdiction over its person and its property by any court of competent jurisdiction situated in the State of Illinois (whether it be a court of the State of Illinois or a court of the United States of America situated in Illinois) for the enforcement of this Agreement or in any other controversy, dispute or question arising hereunder, and the Boston Bank hereby waives any and all personal or other rights to object to such jurisdiction for such purposes.  The Boston Bank, for itself and its successors and assigns, hereby waives any objection which it may have to the laying of venue of any such action, suit or proceeding in any such court; provided, that the provisions of this paragraph shall not be deemed to preclude any other appropriate forum.  If such litigation is commenced at any time, the parties agree that service of process may be made, and personal jurisdiction over either party obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation by United States certified or registered mail, return receipt requested, addressed to such party at its address for notices as provided in this Agreement.  The Boston Bank and MPF Provider waive all claims of lack of effectiveness or error by reason of any such service.

IN WITNESS WHEREOF, each of  the MPF Provider and the Boston Bank has caused this Agreement to be executed by its duly authorized officers, as of the date first above written.

MPF PROVIDER:

FEDERAL HOME LOAN BANK OF CHICAGO

By:	/s/ Kenneth L. Gould
Title:	Executive Vice President

BOSTON BANK:

FEDERAL HOME LOAN BANK OF BOSTON

By:	/s/ Michael L. Wilson
Title:	Senior Executive Vice President

Address:	One Financial Center, 20th Floor
Boston, Massachusetts 02111
Attention:

Facsimile No.: ( )
Electronic Transmission:

APPENDIX A

Boston Bank’s Aggregate Loan Balance	Transaction Services Fee Tiered Annual % Rate	Cumulative Annual % Rate

First $100 Million	0.25%	0.250%
>$100 Million to $500 Million	0.17%	0.186%
>$500 Million to $1 Billion	0.13%	0.158%
>$1 Billion to $2 Billion	0.12%	0.139%
>$2 Billion to $4 Billion	0.11%	0.125%
>$4 Billion to $10 Billion	0.10%	0.110%
More than $10 Billion	0.10%